Grid Petroleum Corporation

SE JONAH

Initial Technical View

May 2010

CONTENTS

1 INTRODUCTION

The SE Jonah licence area covers 3744 acres in T27N R107W, Sublette County, Wyoming.  An evaluation of a 2480 acre sub-area within the acreage was conducted by Schlumberger Data and Consulting Services and a report was provided to Grid Petroleum Corporation in March 2010.

This report comprises an overview of initial technical investigations relating to the SE Jonah area. It is based on a review of publically available geoscientific literature and a review of the March 2010 Schlumberger SE Jonah Evaluation report. Recommendations for a future technical work program are outlined.

The SE Jonah area, Figure 1, is located in the Greater Green River Basin of Wyoming. Gas and minor amounts of oil are produced in the basin from low permeability sandstones of the Tertiary aged Fort Union Unit and the Upper Cretaceous aged Lance Formation. The Late Cretaceous Mesaverde Formation is also prospective. The SE Jonah acreage is located on trend with, and six miles SE of, the prolific Jonah Field, recoverable reserves 8 - 15 TCF, with the primary producing interval being the Lance Formation.  Table 1 shows the Schlumberger report OGIP and EUR figures for the Lance Formation at the SE Jonah Prospect and the Encana operated Teakettle Unit. The stratigraphy of the Jonah Field applies at SE Jonah and is shown in Figure 2.

Jonah Field Area

 Figure 1 SE Jonah Study Area

Table 1 OGIP and EUR for SE Jonah and Teakettle Units

Figure 2. Stratigraphy of the Jonah Field Area; Modified after Hanson et al (2004)

2 LITERATURE REVIEW

Introduction
This section is intended to provide a brief introductory guide to the literature, focussed on key items with particular relevance for the SE Jonah area. A list of key references for the SE Jonah area is shown in Section 5, References. In addition to the various individual papers, there are two key published references each of which incorporates a number of papers. These are the Vail Hedberg 2005 Conference volume “Understanding and Developing Tight-Gas Sands”, published in 2008, Camela et al eds. (2008) and the AAPG Studies in Geology No. 52 issue, Jonah Field: Case Study of a Giant Tight-Gas Fluvial Reservoir, Robinson and Shanley eds. (2005).

Basin Centered Versus Conventional Subtle Traps
The principal hydrocarbon play in the Greater Green River Basin (GGRB) is considered by industry to be of the unconventional “Tight-Gas Sand” type. There is debate at this time relating to whether the GGRB play comprises a single regionally pervasive “Basin Centered” accumulation, with the entire basin being gas bearing below a certain “gas flare” level, or whether hydrocarbons are located in discreet accumulations reservoired in “subtle traps”. In the former case, SE Jonah would be considered part of the Jonah Field accumulation and may or may not prove to be economic depending on whether the acreage incorporates a permeability “sweetspot”. In the later case, SE Jonah would be considered as exploration acreage, with drilling locations requiring the presence of discreet mapped structures, which would ultimately also have to deliver sufficient permeability. Regardless of which case pertains, it is known that the Jonah Field sweetspot is delineated by a mapped structural feature, Camp (2008) and Figure 3. The identification of such a feature at SE Jonah would greatly reduce technical risk. The debate on Basin Centred versus Subtle Traps in general and also specifically relating to the Jonah Field is covered in Law (2002), Shanley (2004) and Camp (2008). Various U.S. Government Agencies including the Geological Survey and the Department of Energy have over the last number of decades, forwarded resource estimates for tight-gas basins, with the quoted figures being based on the pervasive basin-centred model. Boswell and Rose (2008) give a GGRB gas in place estimate of 714 TCF for the Lance Formation, with the recoverable gas reserve calculated as 68 TCF. There are no figures available for comparing the basin-centred model with the subtle trap model, although the expectation would be for reduced numbers.

The interpretation of a conventional trapping mechanism at Jonah is supported by interpretation of 3-D data and in particular the identification and mapping of faults as demonstrated in Figure 4. Furthermore, core data from the Corona 7-24 well, located to the west, outside the field area, demonstrates identical reservoir properties to field area wells, and is cited by Shanley et al (2004) as proof that the western fault is gas sealing.

Figure 4. Interpretation of fault control at Jonah Field using SE Jonah 3-D seismic. Section line marked “Figure 5B” in Figure 1. Camp (2008).

The history of the Jonah Field discovery and subsequent appraisal of the Jonaharea is described by Robinson (2004). The southern bounding fault at Jonah is referred to as the  “The line of Death”, a description that relates to the lack of significant gas shows and sustained flares above 11,000 ft in wells outside of and to the southeast of the field. At Jonah, significant gas shows and sustained flares occur below 7500 – 9000 ft. Gas shows and flares will need to be critically assessed in wells around the SE Jonah acreage.

The top-seal at Jonah is described by Dubois et al (2004) as being comprised of a combination of all the mudstones throughout the upper Mesaverde, Lance and Unnamed Tertiary formations, an effect attributed to an upward convergence towards hydrostatic conditions. The overlying Fort Union has a high net to gross and as such is considered not to contain enough interbedded shale for gas containment.  The lower gas charged units are deemed to be over-pressured due to being actively charged at a rate in excess of the integral sealing capacity of the interbedded mudstones.

Geophysics
The Schlumberger report demonstrates a structural nose plunging north-eastwards through the SE Jonah area. This nose opens up-dip into the Teakettle area. Interpretation of seismic data at SE Jonah may lead to identification of subtle fault control on this structural nose and if so may reveal a similar structure to that described for the Jonah Field by Camp (2008), and summarised in figures 3 and 4 above. However, since the nose opens updip, subsidiary faulting would be needed to trap gas in a converging faults scenario, as outlined in Figure 5. A detailed synthesis of Jonah Field geophysics is given in Hanson et al (2004).

Sedimentology
A good basic introduction to the geology of the Jonah Field and regional area is provided in Montgomery (1997). Lance Formation fluvial sands are categorised as either isolated channels that are 10 ft to 20 ft thick or more laterally extensive thicker amalgamated channels that are 10 ft to 100 ft thick. The sediment transport direction is given as SW to NE and needs to be reconciled with Schlumberger’s assertion that sediment transport direction is south-eastwards from Jonah to SE Jonah. It is possible that a number of input systems feed north-eastwards and that the same model applies at SE Jonah as at Jonah, with similar sand thickness being accumulated. This may help explain a contradiction noted in the Schlumberger report relating to pronounced thickening of sands in the Poblano Federal area, to the NE of the SE Jonah acreage. The thinning of sands updip into the SE Jonah area may provide opportunities for stratigraphic trapping.

In contrast to Montgomery (1997), Hanson et al (2004) attribute a bimodal cross-bed dip pattern in the Corona Unit 8-14 well to represent opposing slopes along longitudinal bars, with the bars aligned  NW-SE in the direction of Lance sand transport. The NE paleocurrents of Montgomery (1997) are considered to represent localised redirection related to syndepositional faulting.

Consideration of Jonah Field core data by Shanley (2004) leads to a conclusion that the majority of sandbodies in the Lance Formation have width dimensions that are significantly less than the well spacing of 40 acres that pertained at that time.

Figure 5. Potential for updip trapping in southern segment of SE Jonah acreage. Map is Top Lance Depth. Dotted lines are potential faults. Map after Schlumberger (2010).

Petrophysics
The petrophysics of the Jonah Field is described in Cluff and Cluff (2004) and provides, in addition to the Schlumberger Jonah Field well Hacienda 6-19 petrophysics, a good introduction to petrophysical analysis of SE Jonah wells.
Webb et al (2004) describe Lance Formation petrology and petrophysics of the Old Road Unit-1 well and provide a good example of calculated pay in a well that is not over-pressured.

Gas Saturation and Potential Downward Limits on Producibility
The concept of “permeability jail” is discussed in relation to the Jonah Field by Shanley et al (2004). At Jonah, neither gas nor water is produced when water saturation increases above 40% - 45%, equivalent to gas saturations reducing below 55% to 60%. This is an important concept with regard to resource estimation at SE Jonah. For more comment, see under Gas Saturation in Section 3 below.

Late Miocene Uplift
Coskey and Leonard (2005) cite Late Miocene Green River Basin regional uplift and demonstrate 3000 ft of erosion at the Jonah Field well SHB 13-27 and 6000 ft of erosion at Wagon Wheel-1 in the Pinedale Field. Knowledge of uplift magnitude should inform seismic interpretation in the SE Jonah area.

3 SCHLUMBERGER REPORT

Introduction
The March 2010 Schlumberger report on the SE Jonah area utilised a limited dataset and is considered to provide a crude estimate of gas potential for the SE Jonah area. There are number of geological, geophysical and reservoir engineering assumptions underpinning the evaluation results and in fact the report concludes that more detailed desktop technical evaluation and seismic data “purchase or shooting” would be required prior to drilling. The work for the report appears to have been heavily weighted towards reservoir engineering and did not address seismic interpretation or detailed interpretation of petrophysics data and because of this the report cannot recommend drilling locations. This section reviews the general methodology used by Schlumberger. The context of certain technical items dealt with in the Schlumberger report as they relate to regional knowledge from literature, have already been discussed in Section 2 above.

Gas Saturation
The principal assumption in the report is that gas saturations of sufficient magnitude for production are present at SE Jonah. Previous work on the Jonah Field has identified a “permeability jail” relating to when gas saturations fall below 55% - 60%, Shanley et al (2004), and neither  gas nor water are produced. It is worth noting that the Schlumberger reservoir engineering study assume a gas saturation cut-off of 35% for SE Jonah, which is 20% - 25% the wrong side of permeability jail. Gas production at Jonah is from a permeability sweetspot, the location of which is defined by the confluence of two prominent mapped faults. In the absence of such a feature at SE Jonah, the risk on encountering sufficient gas saturation would be increased. Interpretation of seismic data is required to establish the potential for a gas sweetspot at SE Jonah.

Geology and Petrophysics
As regards the geological analysis of well data, only raster image data were used, with the exception of the Jonah Field Hacienda 6-19 well. Image data is limited to visual rather than numerical interpretation and would be considered adequate, if not cumbersome, for basic correlation and the identification of clean zones. Digital data for Hacienda 6-19 was used for petrophysical analysis and the results were used to provide “type” petrophysical properties for the area. The representative nature of the Hacienda 6-19 well needs to be critically assessed.  As indicated by Schlumberger, petrophysical analysis of all relevant wells would be required to evaluate the SE Jonah area. This is a critical point in relation to estimating the overall gas saturation of the area and in particular the on-acreage wells Sublette Flat No. 1 and Sagebrush Federal No. 3-8.

The Old Road Unit-1 well, drilled in 1981, pre-dates the Jonah Field discovery. It is located approximately 5 miles (8 km) SW of the Sagebrush Federal 3-8 well. Webb et al (2004) conducted detailed petrophysical analysis over a cored interval in the Lance Formation and conclude that had this well been drilled in the 1990’s, it may have been possible to have established hydrocarbon production using modern fracture-stimulation techniques. The wells in and around the SE Jonah acreage, need to be critically assessed in the light of this inference.

Geophysics
Schlumberger do not appear to have reviewed any seismic data. A comprehensive review of available seismic data should be considered fundamental to understanding the SE Jonah acreage. A recent publication by Camp (2008) alludes to “SE Jonah 3-D Survey”, Figure 3 above. It was acquired by JEBCO on a non-exclusive basis. Although it covers the Poblano Federal area, it is not known whether the 3-D extends southwards over the SE Jonah acreage.  If it does then it is likely that there would be no requirement for acquisition of new seismic data. In any case, seismic data audit, purchase and interpretation should form an integral component of a technical desktop study. Recent technical insights of Camp (2008) have been reported regarding the Jonah Field, particularly relating to understanding the impact of subtle structural control on trapping and why the Jonah Field gas sweetspot exists where it does. These insights should be tested against seismic data in the SE Jonah area.

Pressure Gradient
The Schlumberger report describes the major difference between the Jonah Field and SE Jonah areas as relating to a difference in pressure gradient, with 1.15 psi/ft at Jonah and 0.65 psi/ft for SE Jonah, with the lower gradient at SE Jonah being used to predict lower flow rates of gas. However It should be noted that the higher pressure gradient at Jonah has been related to the known presence of a gas sweetspot and that such a sweetspot, if found at SE Jonah, would also be expected to be associated with a higher gradient.

Dubois et al (2004) note Jonah Field Lance Formation pressure gradients as varying from 0.56 psi/ft to at least 0.70 psi/ft at greater depths.  These figures contrast with the Schlumberger figures above, to the extent that a SE Jonah pressure of 0.65 psi/ft would sit comfortably within the range of gradient for the Jonah Field.  The Sagebrush 3-8 well, located in the SE Jonah acreage, is shown by Webb et al (2004) to contain a normally pressured Lance Formation.

A more detailed synthesis of fluid pressure gradients at Jonah, SE Jonah and surrounding areas would lead to a better understanding of gas flow potential at SE Jonah.

Recovery Factor
Schlumberger used petrophysical properties for Jonah Field Hacienda 6-19 well to model SE Jonah recovery factor. They verified the results by history matching actual well production data against varying reservoir properties. In addition, decline curve analysis of regional wells was used to provide a separate estimate of recovery factor. A reasonable agreement between methods was achieved with the decline curve method yielding lower recoveries by virtue of incorporating a proportion of hydraulic fracture techniques that are considered less than optimum.

Conclusion
The Schlumberger March 2010 SE Jonah Report has demonstrated the potential of the Lance Formation in the SE Jonah area and provides the basis for instigation of a work program designed to assess the critical technical risks and to determine the potential range of in-place and recoverable resources.

4 SCOPING WORK PROGRAM

The Schlumberger report gives an estimate of the range of GIIP and recoverable resources at SE Jonah, based on an assumption that all of the acreage area is gas productive and that the Hacienda 6-19 well gives an accurate portrayal of reservoir properties and deliverability. In order to address technical uncertainty of the SE Jonah acreage the following desktop studies are recommended.

(1) Database Build - Acquire relevant well report and digital well log LAS data together with available 2-D and 3-D seismic data.

(2) Review Literature – Read literature database as provided by Grid Petroleum.

(3) Correlations and Reservoir Mapping - Review/update Schlumberger well correlations and reservoir mapping. Investigate individual offset areas in more detailing including Teakettle, Poblano Federal, etc. Review regional GGRB area including Pinedale Anticline and Eastern GGRB areas of Wamsutter Arch and surrounds. In addition to the Lance Formation, upside should be investigated in the Fort Union and Mesaverde Formations.

(4) Petrophysics - evaluate relevant wells, including on-acreage wells, Sublette Flat No. 1 and Sagebrush Federal No. 3-8, with regard to establishing representative gas saturation for the acreage. Verify Hacienda 6-19 petrophysics.

(5) Geophysics - interpret available seismic data with particular regard to the identification and risking of potential gas sweetspots. The potential advantages of reprocessing of seismic should also be considered. The identification of direct hydrocarbon indicators should be actively pursued. If seismic data is considered to be inadequate, consideration may need to be given to acquisition of new data.

(6) Risk and Volumetrics - calculate risk, GIIP and Resources for all identified prospects and leads.

Further to completion of (6) above, consider:

(7) Construct Static Cellular Model - in order to more accurately determine on-acreage gas initially in-place (GIIP). The static model would require construction of a sedimentological model for the Lance, Fort Union and possibly Mesaverde formations.

(8) Well Test Interpretation – interpret available well test data to better understand and quantify reservoir performance.

(9) Production Data Review – including review of fracture treatment records

(10) Construct Dynamic Cellular Model – to investigate development drilling scenarios and production forecasting.

(11) Conceptual Facility Design – to provide high level cost estimates for economic modelling.

It should be borne in mind that the results of (1) to (6) could lead to an exploration or appraisal well being considered as a necessary step ahead of development. A phased development might also be considered prudent, involving early hook up and sale of gas produced during exploration/appraisal drilling.

A suitable consultancy group who have the capacity to provide all of the above items should be identified and a detailed scope of work should be drawn up and costed, potentially as a two phase project, commencing with items (1) to (6) above, with the second phase, items (7) – (11), being contingent on positive results from the first phase.  A constructive kick-off meeting and strict reporting schedule of work progress would be required, in additional to clearly defined schedules and deliverables. The selected consultancy group should have experience in the evaluation of tight-gas sands and should have all necessary personnel to include, geologist, geophysicist, reservoir engineer, with one of the three doubling up as project head and principal contact for Grid Petroleum.

Schlumberger recommended approaching Encana, with a view to potentially securing a larger position in the area, via activities relating to the Teakettle Unit. This is considered prudent, with additional benefit being early knowledge transfer to Grid Petroleum of Encana’s experience in the area. Involving Encana, or other operators with experience in the area, directly in the SE Jonah acreage would also be potentially beneficial. Reading between the lines it seems that the Schlumberger Report may have been originally issued to Encana. The SE Jonah location map appears to show overlap between the Teakettle and SE Jonah holdings.

5 KEY REFERENCES FOR SE JONAH AREA

Boswell, R. & Rose, K., 2008, Characterisations and Estimates of Ultimate Recoverability for Regional Gas Accumulations in the Greater Green River and Wind River Basins, in Camella, S. P., Shanley K. W. & Camp W. K., eds. 2008, Understanding, Exploring, and Developing Tight Gas Sands. 2005. AAPG Hedberg Series, No. 3, 250 pages.

Camella, S. P., Shanley K. W. & Camp W. K., eds. 2008, Understanding, Exploring, and Developing Tight Gas Sands.  AAPG Hedberg Series, No. 3, 250 pages.

Camella, S. P., Shanley K. W. & Camp, W. K., eds. 2005, Abstracts – not available in conference volume. Understanding, Exploring, and Developing Tight-Gas Sands. 2005. AAPG Hedberg Series, No. 3, 127 pages.
http://www.searchanddiscovery.net:16080/documents/abstracts/2005hedberg_vail/

Camp, W. K., 2008, Basin Centred Gas or Subtle Traps?, in Camella, S. P., Shanley K. W. & Camp W. K., eds. 2008, Understanding, Exploring, and Developing Tight Gas Sands. 2005. AAPG Hedberg Series, No. 3, 250 pages

Cluff, S. G., & Cluff R. M., 2004, Petrophysics of the Lance Sandstone Reservoirs in Jonah Field, Sublette County, Wyoming, 2004, Abstract, in Jonah Field: Case Study of a Giant Tight-Gas Fluvial Reservoir, Robinson, J. W., & Shanley, K. W. Eds., AAPG Studies in Geology 52, Rock Mountain Association of Geologists 2004 Guidebook.

Coskey, R. J., & Leonard, J. E., 2005, Burial/Thermal Modeling of the northern Green River Basin Wyoming – Origin and Migration of Hydrocarbons in Low
Permeability Reservoirs. In Abstracts – not available in conference volume. Understanding, Exploring, and Developing Tight Gas Sands. 2005. AAPG
Hedberg Series, No. 3, 127 pages. http://www.searchanddiscovery.net:16080/documents/abstracts/2005hedberg_vail/

Dubois, D. P., Wynne, P. J., Smagala. T. M., Johnstone, J. L., and Engler, K. D., 2004, Geology of Jonah Field, Sublette County, Wyoming, in Jonah Field: Case Study of a Giant Tight-Gas Fluvial Reservoir, Robinson, J. W., & Shanley, K. W. Eds., AAPG Studies in Geology 52, Rock Mountain Association of Geologists 2004 Guidebook.

Hanson, W. B., Vega, V., Cox, D., 2004, Structural Geology, Seismic Imaging, and Genesis of the Giant Jonah Gas Field, Wyoming, U.S.A., in Jonah Field: Case Study of a Giant Tight-Gas Fluvial Reservoir, Robinson, J. W., & Shanley, K. W. Eds., AAPG Studies in Geology 52, Rock Mountain Association of Geologists 2004 Guidebook.

Law, B. E., 2002, Basin Centred Gas Systems, AAPG Bulletin, V. 86, No. 11, pp 1891 – 1919.

Montgomery, S. L. & Robinson, J. W., 1997, Jonah Field, Sublette County, Wyoming: Gas Production from Overpressured Upper Cretaceous Lance Sandstones of the Green River Basin. AAPG Bulletin, V. 81, No. 7, pp 1049 – 1062.

Robinson, J. W., 2004, Discovery of Jonah Field, Sublette County, Wyoming, in Jonah Field: Case Study of a Giant Tight-Gas Fluvial Reservoir, Robinson, J. W., & Shanley, K. W. Eds., AAPG Studies in Geology 52, Rock Mountain Association of Geologists 2004 Guidebook.

Robinson, J. W. & Shanley, K. W., eds., 2005, Jonah Field: Case Study of a Giant Tight-Gas Fluvial Reservoir, AAPG Studies in Geology 52, Rocky Mountain Association of Geologists 2004 Guidebook.

Schlumberger Data and Consulting Services, 2010, Evaluation of SE Jonah Prospect, T27N R107W, Sublette County, Wyoming. Issued to Grid Petroleum Corporation.

Shanley, K. W., 2004, Fluvial Reservoir Description for a Giant, Low-permeability Gas Field: Jonah Field, Green River Basin, Wyoming, U.S.A., in Jonah Field: Case Study of a Giant Tight-Gas Fluvial Reservoir, Robinson, J. W., & Shanley, K. W. Eds., AAPG Studies in Geology 52, Rock Mountain Association of Geologists 2004 Guidebook.

Shanley, K. W., Cluff, M. & Robinson, J. W., 2004, Factors controlling prolific gas production from low-permeability sandstone reservoirs: Implications for resource assessment, prospect development, and risk analysis. AAPG Bulletin, V. 88, No. 8, pp 1083 – 1021.

Shanley, K. W., Cluff, M. & Robinson, J. W., 2004, Tight-gas myths, realities have strong implications for resource estimation, policymaking, operating strategies. Oil and Gas Journal, Aug. 2004.

Webb, J.C., Cluff, S. G., Murphy, C. M. & Byrnes, A. P., 2004, Petrology and Petrophysics of the Lance Formation (Upper Cretaceous), American Hunter, Old Road Unit-1, Sublette county, Wyoming, in Jonah Field: Case Study of a Giant Tight-Gas Fluvial Reservoir, Robinson, J. W., & Shanley, K. W. Eds., AAPG Studies in Geology 52, Rock Mountain Association of Geologists 2004 Guidebook.